Exhibit 4.3

May ____, 2008

Private Equity Management Group, Inc.

One Park Plaza, Suite 550

Irvine, California 92614

Bakers Footwear Group, Inc.

2815 Scott Avenue

St. Louis, Missouri 63103

Ladies and Gentlemen:

Reference is hereby made to that certain Subordination Agreement (as the same has been, or may hereafter be, amended, modified, supplemented or restated, the “Subordination Agreement”) dated as of February 1, 2008, by and among Bank of America, N.A. (the “Senior Lender”), Private Equity Management Group, Inc. (the “Subordinated Creditor”) and Bakers Footwear Group, Inc. (the “Company”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Subordination Agreement.

Pursuant to that certain Amendment Number 1 to Loan Documents dated as of even date herewith (the “Subordinated Loan Agreement Amendment”), the Company has agreed to issue to the Subordinated Creditor 50,000 shares of common stock of the Company. Pursuant to Section 9(b) of the Subordination Agreement, the Subordinated Creditor and the Company may not amend or modify the Subordinated Loan Agreement if such amendment would (except as set forth in the Subordinated Loan Agreement (as in effect on the date of the Subordination Agreement) and the documents executed in connection therewith), give to the Subordinated Creditor the right to purchase, or to cause the Company to issue, equity interests in the Company, without the prior consent of the Senior Lender. The Company and the Subordinated Credit have requested that the Senior Lender consent to the Company’s issuance of 50,000 shares of the Company’s common stock to the Subordinated Creditor as set forth in the Subordinated Loan Agreement Amendment and the Senior Lender hereby consents to such issuance, subject to the following:

1.

The consent set forth above relates solely to the issuance of 50,000 shares of the Company’s common stock as set forth in the Subordinated Loan Agreement Amendment and is not a continuing consent to any future issuance of equity interests by the Company to the Subordinated Creditor.

Private Equity Management Group, Inc.

Bakers Footwear Group, Inc.

May ____, 2008

2.	Except as set forth in this limited consent, all terms and conditions of the Subordination Agreement remain in full force and effect.

If you have any questions, please do not hesitate to contact us.

Very truly yours,

BANK OF AMERICA, N.A. as Senior Lender

By:	/s/ Richard D. Hill, Jr.
Name:	Richard D. Hill, Jr.
Title:	Managing Director